EXHIBIT 10.39

STATE OF NORTH CAROLINA	FIFTH AMENDMENT TO
LEASE AGREEMENT
COUNTY OF GUILFORD	(7736 McCLOUD ROAD)
THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Fifth Amendment”) is made and entered into as of the 14th day of September, 2007, by and between CROWN — GREENSBORO, LLC, a Delaware limited liability company and successor landlord to Liberty Property Limited Partnership (“Landlord”), and ANALOG DEVICES, INC., a Massachusetts corporation (“Tenant”):
WITNESSETH:
     WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated as of November 14, 1997 (the “Original Lease”);
     WHEREAS, the Original Lease has been amended by: (i) that certain First Amendment to Office Lease dated March 9, 2000 (the “First Amendment”); (ii) that certain Second Amendment to Office Lease dated March 25, 2002 (the “Second Amendment’ (iii) that certain Third Amendment to Office Lease dated June 21, 2005 (the “Third Amendment”); and (iv) that certain Fourth Amendment to Office Lease dated October 26, 2005 (the “Fourth Amendment”; the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and this Fifth Amendment being collectively referred to herein as the “Lease”);
     WHEREAS, pursuant to the terms of the Lease, Landlord leases to Tenant that certain premises (the “Original Premises”) consisting of approximately 41,891 rentable square feet located in that certain office building and associated parking areas, access areas and other common areas located at 7736 McCloud Road, Greensboro, North Carolina 27409 (collectively, the “Building”), as same are more particularly described in the Lease;
     WHEREAS, the Term is currently scheduled to expire on March 31, 2008;
     WHEREAS, Landlord and Tenant now desire to enter into this Fifth Amendment for the purpose of extending the Term, expanding the Original Premises and amending other provisions of the Lease; and
     WHEREAS, all defined terms used herein, as indicated by the initial capitalization thereof, shall, unless otherwise expressly defined herein, have the same meaning herein ascribed to such terms in the Lease.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Term Extension. Notwithstanding anything contained in the Lease to the contrary, the Term of the Lease with respect to the Original Premises shall be extended for an additional thirty-six (36) months, commencing on April 1, 2008 (the “Effective Date”) and ending on March 31, 2011. Accordingly, all references in the Lease to the “Expiration Date” and to the last day of the Term shall be deemed and construed to mean March 31, 2011. Tenant confirms that the Original Premises is acceptable to Tenant in its “AS IS, WHERE IS” condition.
     2. Expansion Space. Commencing on the later of (i) the execution of this Fifth Amendment by both Landlord and Tenant and (ii) September 1, 2007 (the “Expansion Space Effective Date”), Tenant shall also lease from Landlord the space depicted and identified as the “Expansion Space” on Exhibit 4 attached hereto, constituting approximately 5,697 rentable square feet located at 7736 McCloud Road, Greensboro, North Carolina 27409. The lease term for the Expansion Space shall be coterminous with the Term of the Lease and as such will have the same Expiration Date of March 31, 2011. The Original Premises plus the Expansion Space shall, from and after the Expansion Space Effective Date, collectively deemed to be the “Premises” under the terms of the Lease.
     3. Minimum Annual Rent.
     (a) Notwithstanding anything contained in the Lease to the contrary, commencing on the Effective Date, Section 2(a) of the Lease is hereby modified such that minimum annual rent for the Original Premises be payable as follows:

	Base Rent		Minimum
Period	PRSF	Monthly Rent	Annual Rent
4/1/2008 — 7/31/2008	No Rent Due	No Rent Due	No Rent Due
8/1/2008 — 3/31/2009	$16.00	$55,854.67	$446,837.36*
4/1/2009 — 3/31/2010	$16.48	$57,530.31	$690,363.68
4/1/2010 — 3/31/2011	$16.97	$59,240.86	$710,890.27

*	Represents eight (8) months of monthly minimum annual rent.

(b)	In addition, commencing on the Expansion Space Effective Date, minimum annual rent for the Expansion Space shall be payable as follows:

	Base Rent		Minimum
Period	PRSF	Monthly Rent	Annual Rent
9/1/2007 — 12/31/2007	No Rent Due	No Rent Due	No Rent Due
1/1/2008 — 3/31/2008	$7.00	$3,323.25	$9,969.75*
4/1/2008 — 3/31/2009	$11.00	$5,222.25	$62,667.00
4/l/2009 — 3/31/2010	$11.33	$5,378.92	$64,547.01
4/l/2010 — 3/31/2011	$11.67	$5,540.33	$66,483.99

*	Represents three (3) months of monthly minimum annual rent
     4. Base Year and Related Provisions. From and after the Effective Date (and not with respect to any prior period), the 2008 calendar year shall be deemed the “Base Year.” Accordingly, Tenant shall not be responsible for the payment of Tenant’s Share of Operating

Expenses and Taxes relative to the Original Premises or the Expansion Space during that period commencing on the Effective Date and ending on December 31, 2008 (but Tenant will be responsible for the payment of Tenant’s Share of Operating Expenses and Taxes through and including March 31, 2008 in accordance with the Lease relative to the Original Premises). Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for the payment of Tenant’s Share of Operating Expenses and Taxes attributable to the Expansion Space until January 1, 2009.
     Accordingly, for and with respect to each calendar year of the term of the Lease commencing with the year 2009, there shall be due from. Tenant as additional rent due under the Lease Tenant’s Share of the excess of the Operating Expenses and Taxes for such year over the total of the Operating Expenses and Taxes for the year 2008. Such additional rent shall be computed and paid in the manner as provided for in Section 3 of the Original Lease except that the Base Year shall be 2008 and Tenant’s Share of such excess Operating Expenses and Taxes shall be 66% of the total thereof.
     5. Commissions. Both Landlord and Tenant each warrant and represent to the other that neither party has engaged or contracted with any person. firm or entity to serve or act as a broker, agent or finder in regard to this Fifth Amendment, other than CB Richard Ellis and Hagan Properties (collectively, the “Broker”). Landlord agrees to be solely responsible for the payment of any commission to the Broker relating to this Fifth Amendment pursuant to a separate agreement(s) between Landlord and the Brokers Tenant shall and does hereby indemnify and hold harmless Landlord from and against any claim for any consulting fee, finder’s fee, commission, or like compensation, including reasonable attorneys’ fees in defense thereof, payable in connection with this Lease and asserted by any party arising out of any act or agreement by Tenant, excluding the commission payable by Landlord to the Broker as described above. Landlord shall and does hereby indemnify and hold harmless Tenant from and against any claim for any consulting fee, finder’s fee, commission, or like compensation, including reasonable attorneys’ fees in defense thereof, payable in connection with this Lease and asserted by any party arising out of any act or agreement by Landlord (including the commission payable by Landlord to the Broker as described above).
     6. Tenant Improvements. Tenant acknowledges and agrees that Landlord has no obligation to construct any improvements or perform any work or other modifications or alterations to the Expansion Space in connection with this Fifth Amendment or otherwise. Accordingly, Tenant shall accept the Expansion Space on the Expansion Space Effective Date in its “AS IS, WHERE IS” condition. Notwithstanding the foregoing, within thirty (30) days following the Expansion Space Effective Date, Landlord, at Landlord’s sole cost and expense, shall contract to have a mechanical contractor balance the HVAC system serving the Expansion Premises.
     7. Option to Extend Lease Term.
     (a) Extension Procedure. Subject to Subsection (d) of this Paragraph 7, Tenant shall be entitled to extend the Term for one (1) additional two (2) year period (the “Extension Term”). The Extension Term, if exercised by Tenant hereunder, shall commence as of the end of the

Term. In the event Tenant desires to exercise the Extension Term, Tenant shall so notify Landlord in writing (an “Extension Notice”) not later than the date that is one hundred eighty (180) days prior to the Expiration Date.
     (b) Base Rental Applicable During Extension Term. In the event Tenant timely delivers an Extension Notice to Landlord pursuant to Subsection (a) above, the minimum annual rent applicable under the Lease during the Extension Term shall be the Fair Market Base Rental (as defined below) of the Premises for the Extension Term. As used herein, “Fair Market Base Rental” shall mean an amount equal to the full-service base rental rate being charged (as of the date which is six (6) months prior to the expiration of the Term for professional. office space comparable in size and location to the Premises in buildings similar to the Building in the Greensboro, North Carolina, suburban market where the Building is located, taking into consideration all relevant factors, including, without limitation, tenant improvement allowances, leasing commissions (or the absence thereof), rental escalations and rent concessions (if applicable) and any recalculation of the Base Years Within ten (10) business days after Landlord’s receipt of the Extension Notice from Tenant, Landlord Shall submit to Tenant a proposal for the Fair Market Base Rental prepared by Landlord in good faith and Landlord shall deliver written notice of such Fair Market Base Rental proposal to Tenant (the “Fair Market Base Rental Notice”). if Tenant disagrees, in good faith, with the Fair Market Base Rental contained in the Fair Market Base Rental Notice, Landlord and Tenant shall, within thirty (30) days following the expiration of the aforementioned ten (10) business day period, use good faith efforts to reach agreement regarding the Fair Market Base Rental rate that will apply during the Extension Term. Provided, however, and notwithstanding any terms or provisions in this Paragraph 7 or the Lease to the contrary, if Landlord and Tenant fail to reach agreement regarding the Fair Market Base Rental that shall be applicable during the Extension Term and to document such agreement in the form of a fully-executed amendment to the Lease on or before the thirtieth (30th) day following the expiration of the aforementioned ten (10) business day period, then (i) Tenant may rescind the Extension Notice, whereupon the Lease shall continue in full force and effect as if Tenant had not delivered the Extension Notice to Landlord or (ii) the Fair Market Base Rental applicable during the Extension Term shall be determined subject to the following terms and provisions:
     (1) Within ten (10) business days after the expiration of the thirty (30) day period referenced above in this Paragraph 7(b), Landlord shall give notice to Tenant of the name and address of the person who will serve as the broker on Landlord’s behalf (“Landlord’s Broker Notice”). The broker designated by Landlord in Landlord’s Broker Notice shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is a member in good standing of the Greensboro Region Commercial Board of Realtors (or its equivalent, is familiar with the Fair Market Base Rental rate applicable to first-class professional office space in the area where the Building is located, and who is not affiliated in any manner with Landlord or Tenant Within ten (10) business days after the service on Tenant of Landlord’s Broker Notice, Tenant shall give written notice to Landlord specifying the name and address of the person designated by Tenant to serve as the broker on Tenant’s behalf, which broker shall be subject to the same qualification requirements as apply to the broker selected by Landlord.

     (2) The two brokers so chosen shall meet within ten (10) business days after the second broker is appointed and together shall appoint a third broker, who shall be a competent and impartial person who satisfies the same qualification requirements as apply to the brokers selected by Tenant and Landlord under Paragraph 7(b)(1) above. if the first two brokers are unable to agree upon such appointment of the third broker within five (5) business days after the expiration of the ten (10) business day period, the third broker shall be selected by the parties themselves and if the parties can not so agree, then either party, on behalf of both., may request appointment of such a qualified person by the then-president of the Greensboro Region Commercial Board of Realtors (or its equivalent). The three brokers shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Paragraph 7(b)(3) below.
     (3) The Fair Market Base Rental for the Extension Term shall be deter- mined by the three brokers in accordance with the following procedures: Each of the two brokers selected by the parties shall state, in writing, such broker’s determination of the Fair Market Base Rental for the Extension Term supported by the reasons therefor and shall make counterpart copies of such determination for each of the other brokers, subject to the requirement that the proposals of the brokers as to the Fair Market Base Rental each shall be structured to contemplate annual increases (which may be zero) in the minimum annual rent rate during the Extension Term The brokers shall arrange for a simultaneous exchange of their proposals and the role of the third broker shall be to select whichever of the two proposals most closely approximates the third broker’s own determination of Fair Market Base Rental for the Extension Term. The third broker shall have no right to propose a middle ground or any modification of either of the two (2) proposals. The resolution the third broker chooses as that most closely approximating the third broker’s determination of the Fair Market Base Rental shall constitute the decision of the brokers and shall he final and binding upon the parties.
     (4) In the event of a failure, refusal, or inability of any broker to act, the broker in question shall appoint a successor for himself or herself, but in the case of the third broker, a successor shall be appointed in the same manner as set forth herein with respect to the appointment of the original third broker.
     (5) The brokers shall attempt to decide the issue within ten (10) business days after the appointment of the third broker but, in any event, within twenty (20) business days after the appointment of the third brokers Notwithstanding the other provisions in this Paragraph 7(b) if the proposal of the broker appointed by Landlord and the proposal of the broker appointed by Tenant are identical, such proposal shall be binding and conclusive upon the parties. Each party shall pay the fees and expenses of its respective broker and both shall share equally the fees and expenses of the third broker.
     (6) The brokers shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of the Fair Market Base Rental. The brokers shall render their decision in writing with counterpart copies to each party. The brokers shall have no power to modify the provisions of the Lease or any exhibit thereto.

     (c) Other Terms and Provisions Applicable During Extension Term. Other than the minimum annual rent that shall apply during the Extension Term (which shall be determined as provided herein above in this Paragraph 7), all other terms and provisions in the Lease shall be fully applicable during the Extension Term. Accordingly, with regard to the Extension Term (if timely exercised by Tenant pursuant to this Paragraph 7), all references in the Lease to the “Term” or the “Lease Term” shall thereafter be construed to include and encompass the Extension Term. If Tenant fails to timely exercise the Extension Term pursuant this Paragraph 7, then Tenant shall be deemed to have waived its right to exercise the Extension Term and no extension term of any kind shall thereafter remain under the Lease.
     (d) Conditions Precedent to Exercise. In no event shall Tenant be entitled to exercise its rights pursuant to this Paragraph 7 to extend the Term if (i) Tenant is then in default under the terms of the Lease beyond any applicable notice and cure period afforded to Tenant under the terms of the Lease or if any event or circumstance then exists which, with the lapse of time with- out being cured, will constitute a default by Tenant under the terms of the Lease; (ii) Tenant has then assigned this Lease or sublet the Premises; or (iii) Tenant is not then occupying the Premises.
     (e) Time is of the Essence. TIME IS OF THE ESSENCE WITH RESPECT TO EACH OF TENANT’S OBLIGATIONS UNDER THIS PARAGRAPH 7.
     (f) No Other Renewal Options. The renewal option described in this Paragraph 7 is Tenant’s only remaining renewal option under the terms of the Lease, notwithstanding anything in the Lease to the contrary.
     8. Holding Over. Notwithstanding anything contained in the Lease to the contrary, as of the date hereof, Section 11 of the Lease is hereby deleted in its entirety and replaced with the following:
     “If Tenant retains possession of the Premises or any part thereof beyond the Expiration Date, tenancy shall continue at sufferance on a month-to-month basis and Tenant Shall pay to Landlord minimum annual rent during such holdover period as follows:
(a)	For the first six (6) months after the Expiration Date: at a rate of one hundred five percent (105%) of the minimum annual rent amount in effect as of the Expiration Date.
(b)	For the seventh (7th) through twelfth (12th) month following the Expiration Date: at a rate of one hundred ten percent (110%) of the minimum annual rent amount in effect as of the Expiration Date.
(c)	For any additional hold over time thereafter up to no later than twenty-four (24) months following the Expiration Date: at a rate of one hundred twenty-five percent (125%) of the minimum annual rent amount in effect as of the Expiration Date.

     The provisions of this Section 11 do not exclude the Landlord’s rights of re-entry or any other right hereunder. Should Tenant retain possession of the Premises or any part thereof beyond the time period described in Subsection 11(c) above, Tenant shall pay to Landlord minimum annual rent at a rate of two hundred percent (200%) of the minimum annual rent amount in effect as of the Expiration Date and, in addition thereto, shall pay the Landlord for all damages, consequential as well as direct, sustained by reason of the Tenant’s retention of possession.”
     9. Ratification. As expressly amended by this Fifth Amendment, Landlord and Tenant agree that the Lease remains in full force and effect.
     10. Counterpart Signatures. This Fifth Amendment may be executed in multiple counterparts, each counterpart being executed by less than all of the parties hereto, and shall be equally effective as if a single original had been signed by all parties; but all such counterparts shall be deemed to constitute a single agreement, and this Fifth Amendment shall not be or be come effective unless and until each of the signatory parties below has signed at least one such counterpart and caused the counterpart so executed to be delivered to the other party.
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     IN WITNESS WHEREOF, Landlord and Tenant have caused this Fifth Amendment to be duly executed as of the day and year first above written.
LANDLORD:

CROWN-GREENSBORO I, LLC, a Delaware limited liability company

By:	Petrus Investors 2005 LP., a Delaware limited partnership, its Sole Member

By:	Petrus-Crown GP 2005, LLC, a Delaware limited liability company, its General Partner
	By:	/s/ Wesley Huang
	Name:	Wesley Huang
	Title:	VP & Treasurer

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TENANT:

ANALOG DEVICES, INC., A Massachusetts Corporation
By:	/s/ Margaret K. Seif
Name:	Margaret K. Seif
Title:	VP, General Counsel and Secretary